AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997
                                                      REGISTRATION NO. 333-
                                                   REGISTRATION NO. 333-

================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -----------
                                   FORM S-1
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -----------
                      IRIDIUM WORLD COMMUNICATIONS LTD.
           (Exact name of Registrant as specified in its charter)

           BERMUDA                             4812                      52-2025291
  (State or other jurisdiction      (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)    Classification Code Number)     Identification No.)

          CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA
                               (441) 295-5950
 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                                 -----------
                                 IRIDIUM LLC
           (Exact name of Registrant as specified in its charter)

             DELAWARE                         4800                      52-1984342
   (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)   Classification Code Number)     Identification No.)

                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20006
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 -----------
                             F. THOMAS TUTTLE, ESQ.
  IRIDIUM WORLD COMMUNICATIONS LTD., 1575 EYE STREET, N.W., WASHINGTON, D.C.
                                     20006
                                 (202) 408-3800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -----------
                                with copies to:
               John P. Mead, Esq.          Timothy E. Peterson, Esq.
               Sullivan & Cromwell           Fried, Frank, Harris,
                 125 Broad Street              Shriver & Jacobson
              New York, New York 10004         One New York Plaza
                (212) 558-4000              New York, New York 10004
                                                 (212) 859-8000

                                 -----------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X ] 333-23419; 333-23419-01
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                 -----------

                                            CALCULATION OF ADDITIONAL REGISTRATION FEE
  ======================================         ===========     ================    ================   =============
  --------------------------------------         -----------     ----------------    ----------------   -------------
                                                                                     PROPOSED MAXIMUM
                                                                 PROPOSED MAXIMUM       AGGREGATE
          TITLE OF EACH CLASS OF                 AMOUNT TO BE     OFFERING PRICE         OFFERING          AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED(1)     PER SHARE(2)          PRICE(2)       REGISTRATION FEE
       ---------------------------               -------------     ------------          --------       ----------------
Shares of Class A Common Stock, par value $.01
 per share  . . . . . . . . . . . . . .         2,300,000             $ 20.00          $46,000,000        $13,939.40

(1)Includes 300,000 shares issuable upon exercise of options granted to the Underwriters to cover over-allotments, if any.

(2)Estimated solely for purposes of determining the registration fee.

                                 -----------

    THE REGISTRANTS HEREBY REQUEST THE SECURITIES AND EXCHANGE COMMISSION TO DECLARE THIS REGISTRATION STATEMENT EFFECTIVE IMMEDIATELY UPON FILING PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

================================================================================

                           INCORPORATION BY REFERENCE

There is incorporated herein by reference the Form S-1 of Iridium World Communications Ltd. and Iridium LLC (the "Registrants"), Registration Nos. 333-23419 and 333-23419-01, as filed by the Registrants under the Securities Act of 1933, as amended.

                                    PART II

                   INFORMATION NOT REQUIRED IN A PROSPECTUS

EXHIBITS
5.1      Opinion of Conyers, Dill & Pearman, as to the validity of the Class A Common Stock
8.1      Opinion of Conyers, Dill & Pearman, as to matters of Bermuda tax law
23.1     Consent of KPMG Peat Marwick LLP
23.2     Consent of Conyers, Dill & Pearman (contained in Exhibit 5.1 and Exhibit 8.1)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Iridium World Communications Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C.
on June 9, 1997.

                                    IRIDIUM WORLD COMMUNICATIONS LTD.


                                    By:        /s/ ROBERT W. KINZIE
                                        --------------------------------------
                                                     Robert W. Kinzie
                                                         Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on the dates indicated.

                 NAME                                    TITLE                                 DATE
                 ----                                    -----                                 ----
     /s/ EDWARD F. STAIANO                 Chairman and Chief Executive Officer               June 9, 1997
-----------------------------------
         Edward F. Staiano


     /s/ ROY GRANT                         Chief Financial Officer and Chief                  June 9, 1997
-----------------------------------                Accounting Officer
         Roy Grant


     /s/ ALBERTO FINOL                         Deputy Chairman and Director                   June 9, 1997
-----------------------------------
         Alberto Finol


     /s/ ULF BOHLA                                 Director                                   June 9, 1997
-----------------------------------
         Ulf Bohla


     /s/ ROBERT W. KINZIE                          Director                                   June 9, 1997
-----------------------------------
         Robert W. Kinzie


     /s/ YOSHIHARU YASUDA                          Director                                   June 9, 1997
-----------------------------------
         Yoshiharu Yasuda


     /s/ ROY GRANT                         Authorized Representative in the                   June 9, 1997
-----------------------------------                United States
         Roy Grant


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Iridium LLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C. on June 9, 1997.

                                    IRIDIUM LLC


                                    By:  /s/ ROBERT W. KINZIE
                                        ----------------------------------
                                             Robert W. Kinzie
                                                   Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on the dates indicated.

                   NAME                              TITLE                                DATE
                   ----                              -----                                ----
     /s/ ROBERT W. KINZIE                        Chairman                            June 9, 1997
------------------------------------------
         Robert W. Kinzie


     /s/ EDWARD F. STAIANO                       Vice Chairman and Chief             June 9, 1997
------------------------------------------         Executive Officer
         Edward F. Staiano


     /s/ ROY GRANT                               Vice President-Treasurer and        June 9, 1997
------------------------------------------       acting Chief Financial Officer
         Roy Grant


     /s/ HASAN M. BINLADIN                         Director                          June 9, 1997
------------------------------------------
         Hasan M. Binladin


     /s/ ULF BOHLA                                 Director                          June 9, 1997
------------------------------------------
         Ulf Bohla


     /s/ GORDON J. COMERFORD                       Director                          June 5, 1997
------------------------------------------
         Gordon J. Comerford


                                                   Director                          June      , 1997
------------------------------------------
         Atilano de Oms Sobrinho


     /s/ ROBERT A. FERCHAT                         Director                          June 9, 1997
------------------------------------------
         Robert A. Ferchat

              NAME                                          TITLE                    DATE
              ----                                          -----                    ----
     /s/ ALBERTO FINOL                                      Director                 June 9, 1997
------------------------------------------
         Alberto Finol


     /s/ EDWARD GAMS                                        Director                 June 9, 1997
------------------------------------------
         Edward Gams


     /s/ LUDWIG HOFFMAN                                     Director                 June 4, 1997
------------------------------------------
         Ludwig Hoffman


     /s/ KAZUO INAMORI                                      Director                 June 9, 1997
------------------------------------------
         Kazuo Inamori


     /s/ S. H. KHAN                                         Director                 June 9, 1997
------------------------------------------
         S. H. Khan


                                                            Director                 June  , 1997
------------------------------------------
         Anatoli I. Kiselev


     /s/ GEORGE S. MEDAWAR                                  Director                 June 9, 1997
------------------------------------------
         George S. Medawar


     /s/ JOHN F. MITCHELL                                   Director                 June 4, 1997
------------------------------------------
         John F. Mitchell


     /s/ JUNG L. MOK                                        Director                 June 9, 1997
------------------------------------------
         Jung L. Mok


     /s/ GIUSEPPE MORGANTI                                  Director                 June 6, 1997
------------------------------------------
         Giuseppe Morganti


     /s/ J. MICHAEL NORRIS                                  Director                 June 5, 1997
------------------------------------------
         J. Michael Norris

              NAME                                 TITLE                             DATE
              ----                                 -----                             ----
     /s/ YUSAI OKUYAMA                             Director                          June 9, 1997
------------------------------------------
         Yusai Okuyama


     /s/ JOHN M. SCANLON                           Director                          June 4, 1997
------------------------------------------
         John M. Scanlon


                                                   Director                          June  , 1997
------------------------------------------
         Theodore H. Schell


     /s/ SRIBHUMI SUKHANETR                        Director                          June 9, 1997
------------------------------------------
         Sribhumi Sukhanetr


     /s/ TAO-TSUN SUN                              Director                          June 9, 1997
------------------------------------------
         Tao-Tsun Sun


     /s/ YOSHIHARU YASUDA                          Director                          June 9, 1997
------------------------------------------
         Yoshiharu Yasuda


     /s/ WANG MEI YUE                              Director                          June 5, 1997
------------------------------------------
         Wang Mei Yue